Exhibit 5.1

Kenneth L. Guernsey

+1 415 693 2091

kguernsey@cooley.com

September 5, 2018

Protagonist Therapeutics, Inc.

7707 Gateway Blvd., Suite 140

Newark, California 94560-1160

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Protagonist Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the resale by certain selling stockholders of up to 2,750,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of certain Class A and Class B warrants held by such selling stockholders (collectively, the “Warrants”) issued by the Company pursuant to that certain Securities Purchase Agreement, dated as of August 6, 2018, by and among the Company and the purchasers named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein (the “Prospectus”), the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion as to whether any particular laws other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Cooley LLP   101 California Street   5th Floor   San Francisco, CA   94111-5800
t: (415) 693-2000  f: (415) 693-2222  cooley.com

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

/s/ Kenneth L. Guernsey
Kenneth L. Guernsey